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                                                                     Exhibit 3.1
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                            TRUE TEMPER SPORTS, INC.


        True Temper Sports, Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is True Temper Sports, Inc. True Temper Sports, Inc. was originally incorporated as "Motion Technology, Inc.," and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on October 22, 1971. Motion Technology, Inc. changed its name to "USM Community Realty Corporation" on January 19, 1976, and in turn changed its name to "True Temper Sports, Inc." on June 5, 1986. Upon the filing with and acceptance by the Secretary of State of Delaware of this Amended and Restated Certificate of Incorporation, the name of the Corporation shall be changed to "True Temper Corporation."

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

        FIRST: The name of the Corporation is True Temper Corporation (the "Corporation").

        SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of Newcastle, and the registered agent at such address is The Corporation Trust Company.

        THIRD: The nature of the business of the Corporation and its objects and purposes are to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of such State.
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        FOURTH: The Corporation is authorized to issue 12,500,000 shares of
Senior Preferred Stock, par value $0.01 per share (the "SENIOR PREFERRED STOCK"), and 11,602,000 shares of Common Stock, par value $0.01 per share (the "COMMON STOCK").

                  As used in this Article Fourth, "COMMON STOCK" means the Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                  Set forth below is a statement of the preferences, limitations and relative rights of each class and series of capital stock of the Corporation. Unless otherwise indicated, all cross-references in each subdivision of this Article Fourth refer to other paragraphs in such subdivision.


                               I. PREFERRED STOCK


        1. RANK. The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank senior to all classes of Common Stock of the Corporation and each other class of capital stock or series of preferred stock of the Corporation hereafter created by the Board of Directors.

        2. DIVIDENDS.

           A. GENERAL OBLIGATION. When and as declared by the Board of Directors and to the extent permitted under the General Corporation Law of the State of Delaware, the Corporation shall pay preferential dividends to the holders of the Senior Preferred Stock as provided in this paragraph 2. Except as otherwise provided herein, dividends on each share of the Senior Preferred Stock (a "SHARE") shall accrue and compound on a quarterly basis at the rate of 13.0% per annum of the sum of $3.60 (the "STATED VALUE") thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the date on which the Stated Value of such Share (together with all accumulated and accrued and unpaid dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends at such time. The date on which the Corporation initially issues any Share shall be deemed to be its "DATE OF ISSUANCE" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share.

           B. DIVIDEND REFERENCE DATES. To the extent not paid on September 30, December 31, March 31, and June 30 of each year, beginning December 31, 1998 (the "DIVIDEND REFERENCE DATES"), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends


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with respect to such Share until paid. All dividends paid on a Share shall be applied first to and to the extent of unpaid dividends that have not been accumulated and then to and to the extent of accumulated dividends, if any.

           C. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of unpaid dividends accrued on all Shares then outstanding, such payment shall be allocated ratably among the holders of Senior Preferred Stock, based on the number of Shares held by each such holder relative to the number of Shares held by all holders.

        3. REDEMPTION. The shares of Senior Preferred Stock shall be redeemable as follows:

           A. MANDATORY REDEMPTION OF SENIOR PREFERRED STOCK. Not less than 20 days prior to the consummation of any proposed Fundamental Change (as defined in subparagraph 3E) or a public offering (a "PUBLIC OFFERING") of the Corporation's equity securities which is registered under the Securities Act of 1933, as amended, and immediately upon obtaining knowledge of any proposed or actual Change in Ownership (as defined in subparagraph 3E), the Corporation shall give to each holder of Shares written notice of such Fundamental Change, Public Offering or Change in Ownership, setting forth in reasonable detail the terms and anticipated date of consummation thereof. If within 15 days after receipt of such notice the holders of record of at least a majority of the outstanding Shares shall elect, by written notice to the Corporation (a "REDEMPTION NOTICE"), to have all (but not less than all) of the outstanding Shares redeemed, the Corporation shall redeem the same (in the manner and with the effect provided in subparagraphs 3C and 3D below) not later than, in the case of a Fundamental Change, the day prior to the effective date of consummation thereof, in the case of a Public Offering contemporaneous with the closing thereof and, in the case of a Change in Ownership, five days after the Corporation's receipt of the related Redemption Notice. A Redemption Notice shall be given by mail, postage prepaid, to the Corporation and shall state that the holders of record of at least a majority of the outstanding Shares request that a redemption be made pursuant to this subparagraph 3A, and shall specify the number of Shares to be redeemed, the applicable redemption price (as set forth in subparagraph 3C) and the place and date of such redemption, which date (the "MANDATORY REDEMPTION DATE") shall not be a day on which banks in the City of New York are required or authorized to close. The vote or written consent of the holders of record of at least a majority of the outstanding Shares to require the redemption of the Senior Preferred Stock in accordance with this subparagraph 3A shall be binding upon all of the holders of outstanding Shares. If, following delivery of any Redemption Notice, the proposed Fundamental Change, Public Offering or Change in Ownership does not occur, any election pursuant to this paragraph 3A shall be deemed to have been automatically rescinded.

           B. OPTIONAL REDEMPTION. The Corporation may at any time and from time to time redeem all or any portion of the then outstanding Shares (in the manner and with the effect provided in subparagraph 3C and 3D below) by providing the holders thereof at least 15 days prior written notice of such redemption (an "OPTIONAL REDEMPTION NOTICE"), which notice shall specify the number of Shares to be redeemed, the redemption price (as set forth in paragraph 3C) and the place and date of such redemption which date (the "OPTIONAL REDEMPTION DATE" and together with the Mandatory Redemption Date, the "REDEMPTION DATE) shall not be a day on which banks in the


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City of New York are required or authorized to close. Any optional redemption shall be made pro rata among all the holders of Shares based on the number of Shares held.

           C. REDEMPTION PRICE. Any redemption of the Senior Preferred Stock pursuant to subparagraph 3A or 3B shall be at a price per share (the "REDEMPTION PRICE") equal to the sum of the Stated Value per share plus an amount per Share equal to accumulated, accrued and declared but unpaid dividends thereon to the Redemption Date (the "ACCRUED DIVIDENDS"). If a Redemption Notice shall have been duly given to the Corporation pursuant to subparagraph 3A or an Optional Redemption Notice shall have been given by the Corporation pursuant to subparagraph 3B and if on or before the applicable Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for Shares to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the Shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such Shares shall, forthwith after the close of business on the Redemption Date, cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing Shares so called for redemption, the applicable redemption price therefor, without interest thereon.

           D. REDEEMED OR OTHERWISE ACQUIRED SHARES TO BE RETIRED. Any Shares redeemed pursuant to this paragraph 3 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized Shares accordingly.

           E. DEFINITIONS. "FUNDAMENTAL CHANGE" means any (i) sale or transfer of more than 51% of the assets of the Corporation and its subsidiaries on a consolidated basis (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Corporation's board of directors) in any transaction or series of transactions (other than sales in the ordinary course of business) or (ii) merger or consolidation to which the Corporation is a party, other than a merger in which the Corporation is the surviving corporation and which will not result in more than 49% of the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's board of directors being owned of record or beneficially by persons or entities other than the holders of such capital stock immediately prior to such merger. "CHANGE IN OWNERSHIP" means any sale or issuance (or series of sales or issuances) of Common Stock or the right to acquire Common Stock by the Corporation or any holders thereof which results in any person or entity or group of affiliated persons or entities, other than the owners of Common Stock or the right to acquire Common Stock as of the date of the original issuance of the Senior Preferred Stock, owning and/or having the right to acquire more than 50% of the Common Stock on a fully diluted basis at the time of such sale or issuance or series of sales or issuances, other than in connection with the transactions contemplated to occur pursuant to the Reorganization, Recapitalization and Stock Purchase Agreement dated as of June 29, 1998, by and between The Black & Decker Corporation, the Corporation and TTSI LLC, as amended by Amendment No.1 thereto dated as of August 1, 1998 (as amended from time to time, the


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"Recapitalization Agreement") on the Closing Date (as such term is defined in the Recapitalization Agreement) or a public offering of the Common Stock.

           F. PRIORITY OF SENIOR PREFERRED STOCK.

              With respect to any redemption contemplated by this paragraph 3, the right of the holders of Senior Preferred Stock to receive payment of the Redemption Price shall be in all manner prior to and senior to the right of the holders of Common Stock to receive payment with respect to such Common Stock. So long as any Senior Preferred Stock remains outstanding, neither the Corporation nor any subsidiary of the Corporation shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. For purposes hereof, "JUNIOR SECURITIES" shall mean any capital stock or other equity securities of the Corporation other than the Senior Preferred Stock; provided that the Corporation may redeem or repurchase Junior Securities held by members of the Corporation's management in connection with the termination of any such manager's employment with the Corporation.

        4. LIQUIDATION.

           The rights of the holders of Senior Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be senior in right with respect to the holders of all Junior Securities such that the holders of the shares of Senior Preferred Stock, before any distribution or payment is made upon any Junior Securities, shall be paid an amount in cash equal to the Stated Value per Share plus an amount per Share equal to all Accrued Dividends thereon to the date of such liquidation, dissolution or winding up (together with the Stated Value, the "SENIOR PREFERRED PREFERENTIAL PAYMENT AMOUNTS").

           If, upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Senior Preferred Stock shall be insufficient to permit payment to such holders of the Senior Preferred Preferential Payment Amounts then the entire assets of the Corporation to be so distributed shall be distributed ratably among all the holders of Senior Preferred Stock based on the number of Shares held.

        5. VOTING RIGHTS.

           The holders of Senior Preferred Stock shall not be entitled to vote on any matter submitted to the shareholders for a vote other than as expressly provided by law.

                                II. COMMON STOCK

        1. DIVIDENDS. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the provisions of subdivision I of this Article Fourth with respect to the rights of holders of the Senior Preferred Stock.


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         2. LIQUIDATION. Upon any liquidation, dissolution or winding up of the
Corporation, whether voluntary or involuntary, after payment in full of the Senior Preferred Preferential Payment Amounts shall have been made to the holders of all Shares, the holders of Common Stock shall share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

         3. VOTING RIGHTS. The shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote.

         FIFTH:
                              I. DIRECTOR LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the shareholders of this Article Fifth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

           Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                               II. INDEMNIFICATION


        1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "PROCEEDING"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "INDEMNITEE"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee


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or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in paragraph 2 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition (hereinafter an "ADVANCEMENT OF EXPENSES"); provided, however, that, if and to the extent that the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "UNDERTAKING"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "FINAL ADJUDICATION") that such indemnitee is not entitled to be indemnified for such expenses under this paragraph or otherwise.

         2. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim for indemnification (including the advancement of expenses) under paragraph 1 of this subdivision is not paid in full by the Corporation within 45 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this paragraph or otherwise shall be on the Corporation.

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         3. SERVICE FOR SUBSIDIARIES. Any person serving as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (hereinafter a "SUBSIDIARY"), shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

         4. RELIANCE. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity and advancement of expenses contained in this Article Fifth in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this subdivision shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

         5. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this subdivision shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         6. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

         7. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this subdivision with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

        SIXTH: The following provisions are inserted for the regulation and conduct of the business and affairs of the Corporation and are in furtherance of and not in limitation or exclusion of any powers conferred upon it by statute:

        1. PREEMPTIVE RIGHTS. No shareholder shall have pursuant to this Certificate of Incorporation preemptive rights to acquire unissued shares of capital stock of the Corporation.

        2. CUMULATIVE VOTING. There shall be no cumulative voting in election of directors.

        3. BOARD OF DIRECTORS POWER AS TO BYLAWS; ELECTION. The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, make, amend, alter or repeal the Bylaws of the Corporation, but any bylaw adopted by the Board may be amended or repealed by the shareholders. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.


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        4. MEETINGS OF SHAREHOLDERS, PRESENCE. Participation in meetings of shareholders by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other at the same time, shall constitute presence in person at a meeting. A special meeting of the shareholders of the Corporation may be called, in accordance with the notice provisions of the Corporation's Bylaws, by any shareholder or group of shareholders holding shares of the Corporation that represent not less than 30% of the votes that will be entitled to be cast at the meeting so called.

        SEVENTH: The number of directors constituting the Corporation's Board of Directors shall be determined as set forth in the Bylaws of the Corporation.

        EIGHTH: Any provision which is required or permitted by any section of Title 8 of the General Corporation Law of the State of Delaware to be stated in the ByLaws may instead be stated in the Certificate of Incorporation.

        NINTH: The Corporation is to have perpetual existence.

        TENTH: The Corporation elects not to be governed by the provisions of
Section 203 of the General Corporation Law of the State of Delaware.


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        IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been signed by Charles E. Fenton, its authorized officer, this ___ day of September, 1998.


                                        TRUE TEMPER SPORTS, INC.



                                        By:_________________________________
                                             Name: Charles E. Fenton
                                             Title: Vice-President



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